Exhibit 3.3

SECOND AMENDMENT

TO

BY-LAWS

OF

AETHLONE MEDICAL, INC.

Effective as of June 10, 2015, Section 6 of Article I of the By-laws of Aethlon Medical, Inc. (the “Corporation”) hereby is amended and restated in its entirety as follows:

“     6.    Stockholders representing a majority of the stock issued and outstanding, either in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of stockholders; provided, however, that at any time during which shares of the capital stock of the company are listed for trading on the NASDAQ Stock Market, stockholders representing not less than thirty-three and one-third percent (33 1/3%) of the common voting stock issued and outstanding, either in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of the holders of common stock.”

I hereby certify that (a) I am the duly elected and acting Secretary of the Corporation, and (b) the foregoing amendment was duly adopted by resolution of the Board of Directors of the Corporation on June 10, 2015.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of June 15, 2015.

/s/ James A. Joyce
James A. Joyce
Secretary